Exhibit 10.2

Separation Agreement and Release

This Separation Agreement and Release (“Agreement”) is made by and between Lisa Davidson (“Executive”) and Fractyl Health, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”). Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Employment Agreement (as defined below).

WHEREAS, the Parties have previously entered into that certain Employment Agreement, dated as of January 26, 2024 (the “Employment Agreement”) and that certain Non-Competition and Non-Solicitation Agreement, dated as of August 6, 2015 (the “Restrictive Covenant Agreement”); and

WHEREAS, in connection with Executive’s termination of employment with the Company or a subsidiary or affiliate of the Company effective December 31, 2025 (the “Separation Date”), the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Executive may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company or its subsidiaries or affiliates but, for the avoidance of doubt, nothing herein will be deemed to release any rights or remedies in connection with Executive’s ownership of vested equity securities of the Company, vested benefits or Executive’s right to indemnification by the Company or any of its affiliates pursuant to contract or applicable law (collectively, the “Retained Claims”). Further, the Parties agree that Executive’s employment is not ending due to any fault, misconduct, wrongdoing and/or Cause.

NOW, THEREFORE, in consideration of the severance payments and benefits described in Section 4 of the Employment Agreement, which, pursuant to the Employment Agreement, are conditioned on Executive’s execution and non-revocation of this Agreement, and in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

1.
Severance Payments and Benefits; Salary and Benefits. Between now and the Separation Date, the Company shall continue to provide the Executive with her regular salary, compensation and/or benefits, of any kind or nature. Further, to the extent not already paid, and subject to the terms and conditions of the Employment Agreement, the Company shall pay or provide to Executive all other payments or benefits described in Section 3(c) of the Employment Agreement, subject to and in accordance with the terms thereof, by or before the Separation Date. In addition, subject to the terms of this Agreement, the Company agrees to provide Executive with the following, which the Executive agrees are (i) in full satisfaction of the severance payments and benefits described in Section 4 of the Employment Agreement, and (ii) subject to the terms and conditions of, the Employment Agreement:
(a)
an amount in cash equal to 1.0 times the Annual Base Salary ($450,000.00), payable in the form of salary continuation in regular installments over the twelve (12)-month period, immediately starting following the Separation Date (the “Severance Period”) in accordance with the Company’s normal payroll practices;
(b)
if Executive timely elects to receive continued medical, dental or vision coverage under one or more of the Company’s group medical, dental or vision plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), then the Company shall directly pay, or reimburse Executive for, the full amount of the COBRA premiums for Executive and Executive’s covered dependents under such plans, during the period commencing on Executive’s Separation Date and ending upon the earliest of (A) eighteen (18) months following the Separation Date, (B) the date that Executive and/or Executive’s covered dependents become no longer eligible for COBRA and (C) the date Executive becomes eligible to receive medical, dental or vision coverage, as applicable, from a subsequent employer (and Executive agrees to promptly notify the Company of such eligibility) (the “COBRA Continuation Period”). Notwithstanding the foregoing, if the Company determines it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or incurring an excise tax, the Company shall in lieu thereof provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s and Executive’s covered dependents’ group health coverage in effect on the Date of Termination (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall continue for the remainder of the COBRA Continuation Period;
(c)
a one-time payment of $180,000, which represents 100% of the Executives Target Bonus for the year 2025. This payment will be made on the ordinary bonus payout date for similarly situated executives, but no later than March 15, 2026;
(d)
all unvested equity or equity-based awards held by Executive under any Company equity compensation plans that vest solely based on continued employment or service shall immediately become 100% vested as of the Separation Date. Furthermore, the Company will extend the applicable exercise period(s) for vested equity to the earlier of (i) twelve (12) months from the Separation Date and(ii) the expiration of the maximum term of any such vested equity award, provided that Executive is solely responsible for any taxes resulting from the extension of the exercise period(s);
(e)
the computer monitor, keyboard, docking station and mouse that she has previously used for remote work; and,
(f)
an outplacement and career coaching services package provided by Keystone Partners, in an amount up to $10,000 to be provided by the Company.

2. Release of Claims. Executive agrees that, other than with respect to the Retained Claims, the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company, any of its direct or indirect subsidiaries and affiliates, and any of its or their current and former officers, directors, equityholders, managers, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns (collectively, the “Releasees”). Executive, on Executive’s own behalf and on behalf of any of Executive’s heirs, family members, executors, agents, and assigns, other than with respect to the Retained Claims, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date Executive signs this Agreement, including, without limitation:

(a) any and all claims relating to or arising from Executive’s employment or service relationship with the Company or any of its direct or indirect subsidiaries or affiliates and the termination of that relationship;

(b) any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of any shares of stock or other equity interests of the Company or any of its affiliates, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state law, and securities fraud under any state or federal law;

(c) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(d) any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; and the Sarbanes-Oxley Act of 2002;

(e) any and all claims for violation of the federal or any state constitution;

(f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g) any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement;

(h) any and all claims arising out of the wage and hour and wage payments laws and regulations of the state or states in which Executive has provided service to the Company or any of its affiliates (including without limitation the Massachusetts Payment of Wages Law); and

(i) any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that Executive’s release of claims herein bars Executive from recovering such monetary relief from Parent, the Company or any other Releasee), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, claims to any benefit entitlements vested as the date of separation of Executive’s employment, pursuant to written terms of any employee benefit plan of the Company or its affiliates and Executive’s right under applicable law, claims to enforce this Agreement and/or any Retained Claims. This Agreement, including but not limited to the release and Section 5, further does not prevent Executive from (i) reporting possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of any whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies), (ii) exercising any rights Executive may have under Section 7 of the U.S. National Labor Relations Act, such as the right to engage in concerted activity, including collective action or discussion concerning wages or working conditions, or (iii) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination based on a protected characteristic or any other conduct that Executive has reason to believe is unlawful. This release further does not release claims for breach of Section 3(c) or Section 4 of the Employment Agreement.

3. Acknowledgment of Waiver of Claims under ADEA. Executive understands and acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Executive understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Executive signs this Agreement. Executive understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further understands and acknowledges that Executive has been advised by this writing that: (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has 21 days within which to consider this Agreement, and the Parties agree that such time period to review this Agreement shall not be extended upon any material or immaterial changes to this Agreement; (c) Executive has seven business days following Executive’s execution of this Agreement to revoke this Agreement pursuant to written notice to the General Counsel of the Company; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in less than the 21 day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

4. Restrictive Covenants.

(a)
Executive acknowledges and agrees that the restrictive covenants and other post-termination obligations set forth in the Restrictive Covenant Agreement, including without limitation Executive’s obligations relating to confidentiality, non-use and non-disclosure of Proprietary Information (as defined in the Restrictive Covenant Agreement), cooperation and return of property, and non-solicitation, are hereby incorporated by reference and shall remain in full force and effect pursuant to their terms to the maximum extent permitted by applicable law.
(b)
Executive’s continued compliance with the terms of the Restrictive Covenant Agreement (as modified in Section 4(a) above) (collectively, the “Restrictive Covenants”) is a material condition to receipt of the severance payments and benefits set forth in Section 1 of this Agreement. In the event Executive materially breaches any part of such Restrictive Covenants, as determined by a Court of competent jurisdiction, then, in addition to any remedies and enforcement mechanisms set forth in the Employment Agreement and this Agreement, the Company reserves all other remedies available to it (including equitable and injunctive remedies).
(c)
Notwithstanding the foregoing, the Company agrees that it will not enforce Section 1(a) of the Restrictive Covenants following the Separation Date. Further, the Company represents and affirms that the Executive is not subject to any other non-compete restrictions and, to the extent she may be, the Company agrees to waive and shall not seek to enforce the same.

5. Non-Disparagement; Mutual Messaging. Executive agrees and covenants that she will not make or publish any statements or comments that disparage or in any way injure the reputation and/or goodwill of any of the Releasees or their products or services, including, but not limited to, making or publishing any negative or disparaging comments or statements to customers, prospective customers, employees, vendors, creditors, investors, or other business partners or prospective business partners of the Releasees or otherwise taking actions that injure or diminish the Company’s relationship with such third parties. Company agrees and covenants that it will instruct its Board of Directors and executives to not make or publish any statements or comments that disparage or in any way injure the reputation and/or goodwill of Employee. In response to inquiries from the Executive’s prospective employers, the Company shall provide a mutually agreed upon positive reference. The Company and the Executive shall agree, in writing, upon such positive reference prior to the Company providing a positive reference. If the Company and the Executive cannot agree upon a positive reference then, in response to inquiries from the Executive’s prospective employers, the Company shall only provide the Executive’s dates of employment, last position held and state that it is the Company’s policy not to provide further information. For both internal and external purposes, the Company agrees to classify and/or code the Executive’s departure as voluntary. Furthermore, the Company and the Executive shall work in good faith and agree upon messaging for the Company to issue internally and externally. The Company agrees that it will not challenge the Executive’s application for unemployment and will respond truthfully to any inquiries regarding the Executive’s application for unemployment.

6. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

7. No Oral Modification. This Agreement may only be amended in a writing signed by Executive and a duly authorized officer of the Company.

8. Governing Law; Dispute Resolution. This Agreement shall be subject to the provisions of Sections 9(a), 9(c), and 9(h) of the Employment Agreement.

9. Effective Date. Executive has seven business days after Executive signs this Agreement to revoke it and this Agreement will become effective on the day immediately following the seventh business day after Executive signed this Agreement (the “Effective Date”). For the avoidance of doubt, if Executive revokes this Agreement as provided herein, the Parties’ modification to the Restrictive Covenant Agreement set forth in Section 4(a) above shall be void and of no effect and, unless the Company has elected or elects in writing to expressly waive Executive’s noncompetition obligations set forth in Section 1(a) of the Restrictive Covenant Agreement as provided in Section 3(g) of the Restrictive Covenant Agreement, including without limitation Section 1 of the Restrictive Covenant Agreement, shall remain in full force and effect.

10. Voluntary Execution of Agreement. Executive understands and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees. Executive acknowledges that: (a) Executive has read this Agreement; (b) Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement; (c) Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Executive’s own choice or has elected not to retain legal counsel; (d) Executive understands the terms and consequences of this Agreement and of the releases it contains; and (e) Executive is fully aware of the legal and binding effect of this Agreement.

11. Tax Matters. It is intended that this Agreement be exempt from or comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended and interpretive guidance issued thereunder (“Section 409A”) and shall be interpreted and administered accordingly. To the extent required to carry out such intent:

(a) The terms of this Agreement will be interpreted to comply with the requirements of Section 409A, including (without limitation) a “termination” of employment must constitute a “separation from service,” as such term is defined in Section 409A.

(b) Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any payments except in accordance with the Agreement and Section 409A.

(c) The Executive’s right to receive any installment payment will be treated as a right to receive a series of separate and distinct payments for purposes of Section 409A.

(d) Notwithstanding any other payment schedule provided in the Agreement, if Executive is identified as a “specified employee” within the meaning of Section 409A, then (to the extent required under Section 409A) any payment to Executive that is “nonqualified deferred compensation” subject to Section 409A, and payable on account of a “separation from service,” will be made on the date that is the earlier of (A) the first business day following the expiration of six (6) months from Executive’s “separation from service”, and (B) Executive’s death (the “409A Waiting Period”). Upon the expiration of the 409A Waiting Period, all payments delayed pursuant to this subsection (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) will be paid to Executive in a lump sum, and all remaining payments due under this Agreement will be paid or provided in accordance with the normal payment dates specified for them herein.

(e) Notwithstanding any other provision in the Agreement to the contrary, in no event shall any payment that constitutes “nonqualified deferred compensation” for purposes of Section 409A be subject to offset by any other agreement unless otherwise permitted by Section 409A.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

EXECUTIVE
Dated: December 31, 2025	/s/Lisa Davidson Lisa Davidson

FRACTYL HEALTH, INC.
Dated: December 31, 2025	By: /s/ Harith Rajagopalan Name: Harith Rajagopalan Title: Chief Executive Officer

EXHIBIT A

Restrictive Covenant Agreement

[attached]